EXHIBIT 99.1

DocuSign announces Blake Grayson as incoming Chief Financial Officer

Experienced leader from Amazon & The Trade Desk to round out DocuSign’s executive team

SAN FRANCISCO, CA — May 16, 2023 – DocuSign (NASDAQ:DOCU) today announced the appointment of Blake Grayson as Chief Financial Officer. Blake will succeed Cynthia Gaylor, who as we previously announced will remain as DocuSign’s CFO through the release of the company’s Q1 earnings.

“The leadership team and I are thrilled to partner with Blake to continue to build DocuSign,“ said Allan Thygesen, Chief Executive Officer, DocuSign. “He has exceptional intellect and agility, demonstrated CFO leadership of a high growth, category-leading public software company, and deep operational and finance experience from one of the world’s most innovative companies. Blake will help us unlock both growth and operational efficiency.”

In addition to leading DocuSign’s global finance teams, Blake will focus on ensuring DocuSign delivers against its operating plan, identifying and executing on opportunities for improved monetization and efficiency, and driving the company’s strategic roadmap.

“DocuSign changed the way millions of businesses operate by providing a secure, reliable, and seamless way to manage documents,” said Blake Grayson. “Allan and the rest of the executive team have laid the foundation for growth and have a well-defined strategy in place. I’m looking forward to helping lead the company as it enters its next chapter.”

Most recently, Blake served as the CFO of The Trade Desk leading the company’s overall financial activities, including controllership, tax, treasury, analysis, investor relations, corporate development, facilities, and financial operations. Prior to becoming CFO of The Trade Desk in 2019, Blake served in various finance leadership roles at Amazon for over a decade.

For more information on DocuSign, visit www.docusign.com

About DocuSign DocuSign redefines how the world comes together and agrees, making agreements smarter, easier and more trusted. As part of its industry leading product lineup, DocuSign offers eSignature, the world's #1 way to sign electronically on practically any device, from almost anywhere, at any time. Today, over 1 million customers and more than a billion users in over 180 countries use DocuSign products and solutions to accelerate the process of doing business and simplify people's lives. For more information visit http://www.docusign.com.

Copyright 2023. DocuSign, Inc. is the owner of DOCUSIGN® and all its other marks (www.docusign.com/IP).

EXHIBIT 99.1
Media Relations
Megan Gregorio
media@docusign.com

Investor Relations
investors@docusign.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our management's beliefs and assumptions, and which statements can involve substantial risk and uncertainties. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “may,” “will,” “plans,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, future growth, strategy, plans or intentions. Additional risks and uncertainties affecting our business can be found in our annual report on Form 10-K for the fiscal year ended January 31, 2023 filed on March 27, 2023 with the Securities and Exchange Commission (the “SEC”), and other filings that we make from time to time with the SEC. Any forward-looking statements contained in this press release are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.